Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pinnacle Bankshares Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-115623 on Form S-8, Registration Statement No. 333-63361 on Form S-8 and Registration Statement No. 333-69321 on Form S-3 of Pinnacle Bankshares Corporation of our report dated January 23, 2004, with respect to the consolidated balance sheet of Pinnacle Bankshares Corporation and subsidiary as of December 31, 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-KSB of Pinnacle Bankshares Corporation.

/s/ KPMG LLP

Roanoke, Virginia

March 25, 2005